Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ria Marie Carlson (714) 382-4400	Lisa Zwick (714) 382-2378
ria.carlson@ingrammicro.com	lisa.zwick@ingrammicro.com

ALAIN MONIÉ RETURNS TO INGRAM MICRO AS PRESIDENT AND COO

Accomplished Executive Led Ingram Micro’s Asia-Pacific and Global Operations;

Re-joins After Serving as CEO of Asian Multi-national Industrial Company

SANTA ANA, Calif., Oct. 3, 2011 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that Alain Monié will re-join the company as president and chief operating officer, a position he held from 2007 to 2010 after leading the company’s Asia-Pacific region.

Effective Nov. 1, 2011, Monié will be responsible for the company’s operating units, reporting to Gregory M. Spierkel, chief executive officer. The four regional presidents and executive vice president of global logistics, who currently report to Spierkel, will now report to him.

“I’m pleased to welcome Alain back to Ingram Micro,” said Spierkel. “He is an outstanding and worldly leader, fluent in three languages with first-hand business experience in many corners of the globe. He played a critical role in the development of our Asia-Pacific business, including the acquisition of Tech Pacific in 2004, and later led operational improvements that enhanced performance throughout the organization. He has proven to be a strong executive partner, with good strategic thinking and excellent attention to detail. I look forward to working with him again.”

Monié, 60, joined Ingram Micro as executive vice president in January 2003 and was appointed president of the Asia-Pacific region a year later. He was promoted to president and chief operating officer of the corporation in August 2007 and resigned three years later to become chief executive officer of APRIL Management Pte., a multi-national industrial company based in Asia. Before Ingram Micro, Monié was the head of Latin American operations at Honeywell International and Asia-Pacific operations at Allied Signal Inc., where he led the company’s expansion into China and India.

“It’s a great time to return to Ingram Micro because of the multiple opportunities that are within the company’s reach,” said Monié. “The company’s improvements in systems infrastructure, coupled with its investments in business-model expansions, will drive greater operating performance, provide better and more comprehensive service for our customers and partners, and truly leverage our global footprint. I look forward to re-establishing my connections with the company’s resellers, vendors, talented management team and associates.”

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia. Visit www.ingrammicro.com.

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